UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2007

CHINA YOUTV CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

333-130767

 (Commission File Number)

N/A

(I.R.S. Employer Identification No.)

Unit 2300 - 1066 West Hasting Street
Vancouver, British Columbia
Canada V6E 3X2

(Address of principal executive offices, including zip code.)

(604) 601-8274

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China YouTV Corp., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 19, 2007, the Registrant announced the appointment of Mr. James Wei as a Director of the Board of Directors.

Mr. Wei, 33, has his bachelor degree from University of Science and Technology Beijing, Majoring in Computer Science. Mr. Wei has over 11 years work experience in Internet Industry. He is the CEO and chairman of the board of directors of the Registrant's Joint Venture partner: HuaJu NetMedia. Before that, Mr. Wei served as Vice President for one of the first Internet Service Providers in China. He also served as Vice President for an Internet Company that specialized in web hosting and domain name registration business and helped it to become the second largest company in China in its field.

The Registrant discloses that there are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant's total assets at year-end for the last three completed fiscal years, and in which Mr. Wei had or will have a direct or indirect material interest, except as hereinafter set forth, Mr. Wei may be issued shares of the Registrant's common stock that will be issued in connection with the formation of the Joint Venture between the Registrant and HuaJu Net Media. The plan of issuance of the agreed upon 20 million shares to HuaJu or its designees has not been determined to date, so it is not possible to determine Mr. Wei's direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China YouTV Corp.

Date: March 20, 2007	By:	/s/ Gao, Zhenyong
Gao, Zhenyong
Title: President, Principal Executive Officer and a Member of the Board of Directors